UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2022

ACRES Commercial Realty Corp.

(Exact name of Registrant as Specified in Its Charter)

Maryland	1-32733	20-2287134
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

390 RXR Plaza
Uniondale, New York		11556
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 516-535-0015

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	ACR	New York Stock Exchange
8.625% Fixed-to-Floating Series C Cumulative Redeemable Preferred Stock	ACRPrC	New York Stock Exchange
7.875% Series D Cumulative Redeemable Preferred Stock	ACRPrD	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry Into a Material Definitive Agreement.

On December 22, 2022, RCC Real Estate SPE Holdings LLC (“Holdings”), an indirect, wholly-owned subsidiary of ACRES Commercial Realty Corp., and RCC Real Estate SPE 9 LLC (the “Borrower”), a direct, wholly-owned subsidiary of Holdings, entered into an Amended and Restated Loan and Servicing Agreement (the “Amended and Restated Loan Agreement”) with Massachusetts Mutual Life Insurance Company (“MassMutual”, also serving as facility servicer, administrative agent and collateral custodian), the other lenders party thereto (the “Lenders”), ACRES Capital Servicing LLC, an affiliate of ACRES Capital, LLC, as the portfolio asset servicer, and Plymouth Meeting Holdings, LLC and Exantas Phili Holdings, each as a permitted REO subsidiary, Appleton Hotel Leasing, LLC as Opco and Appleton Hotel Holdings, LLC as Propco and ACRES Real Estate TRS 9 LLC as a TRS subsidiary. Capitalized terms used but not defined herein have the same meanings as in the Amended and Restated Loan Agreement, a copy of which is included as Exhibit 10.1 hereto and is incorporated herein by reference.

The Amended and Restated Loan Agreement amends and restates the existing loan and servicing agreement, as amended from time to time, entered into on July 31, 2020 by Holdings, the Borrower, MassMutual, the Lenders, Wells Fargo and ACRES Capital Servicing LLC (“Original Loan and Servicing Agreement”), to reflect a senior secured term loan facility, not to exceed $500 million, composed of individual loan series issued upon mutual agreement of the Borrower and Lenders. Each loan series will be available for three months after the closing date agreed upon by the Borrower and Lender (“Commitment Period”), subject to the maximum dollar amount agreed upon for that series. The Commitment Period is subject to immediate termination upon the occurrence of an Event of Default. Each loan series will have a final maturity of five years from the end of the issuance date for the term loan series unless an additional time is mutually agreed upon by Lenders and Borrower. The Advance Rate on portfolio assets will be mutually agreed upon by Lenders and Borrower. Each Term Loan Series will have its own mutually agreed upon interest rate equal to 1-Month Term SOFR plus the Applicable Spread.

The Loan Agreement contains events of default, subject to certain materiality thresholds and grace periods, customary for this type of financing arrangement, including but not limited to, bankruptcy or insolvency proceedings, a change of control, breaches of covenants and/or representations and warranties, performance defaults, or a judgment in an amount greater than $5,000,000 against Holdings, the Borrower, any TRS Subsidiary, any Permitted REO Subsidiary, Opco or Propco. The remedies for such events of default are also customary for this type of transaction and include declaring the final maturity date to have occurred and advances due and liquidation of the assets securing the series.

The foregoing description of the Amended and Restated Loan Agreement is only a summary, does not purport to be complete and is qualified in its entirety by reference to the full text of the Amended and Restated Loan Agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1

Amended and Restated Loan and Servicing Agreement, dated as of December 22, 2022, among RCC Real Estate SPE Holdings LLC, RCC Real Estate SPE 9 LLC, Plymouth Meeting Holdings, LLC, Exantas Phili Holdings, LLC, ACRES Real Estate TRS 9 LLC, Massachusetts Mutual Life Insurance Company and ACRES Capital Servicing LLC

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACRES COMMERCIAL REALTY CORP.

Date:	December 22, 2022	By:	/s/ David J. Bryant
David J. Bryant Chief Financial Officer